Exhibit 99.1

1300 Main Street, P.O. Box 130 • Atchison, Kansas 66002-0130	NEWS RELEASE
913.367.1480 • 800.255.0302 • Fax 913.367.0192
www.mgpingredients.com • Symbol/Market MGPI/NASDAQ

CONTACT: Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE: MGP Ingredients to Present at Roth Capital
Partners 18th Annual Growth Stock Conference

ATCHISON, Kan., February 16, 2006 – MGP Ingredients, Inc. (NASDAQ/MGPI) will be presenting on February 22, 2006 at the Roth Capital Partners 18th Annual Growth Stock Conference in Dana Point, Calif.  Ladd Seaberg, president and chief executive officer, and Michael Trautschold, executive vice president of marketing and sales, will provide an overview of the company and financial highlights at 12:30 p.m. EST on Wednesday, February 22, 2006.  The presentation will be available as a live webcast and archived for 90 days following the conference at http://www.wsw.com/webcast/roth7/mgpi/ and on the company website at http://www.mgpingredients.com.

Founded in 1941, MGP Ingredients, Inc. is a fully integrated producer of specialty and commodity ingredients and distillery products.  Specialty ingredients are principally comprised of specialty wheat proteins and wheat starches for food and non-food applications.  Commodity ingredients consist primarily of vital wheat gluten and commodity wheat starch.  Distillery products include food grade alcohol and fuel grade alcohol.  The company’s principal raw materials consist of wheat, which is processed into all products, and corn and milo, which are processed into alcohol and alcohol by-products.

The company’s specialty food ingredients are sold to enhance the functionality, nutritional profile, appearance, texture, taste and a variety of other characteristics of baked and processed foods.  The company’s non-food specialty ingredients are sold for use in personal care products, pet treats and pet chews, bio-based and bio-degradable items and such applications as adhesives, carbonless paper and lubricants for drilling operations.

Through extensive research and innovative technologies, MGPI continues to expand the breadth and scope of its business.  The company’s scientists focus their expertise on developing highly functional ingredients that provide substantial benefits and advantages to customers and ultimately to the consumer.

MGPI’s food grade alcohol is produced for beverage and industrial applications.  The company’s beverage alcohol consists primarily of vodka and gin and is sold in bulk form.  Fuel grade alcohol is sold as an octane additive and oxygenate that is commonly known as ethanol.  Alcohol by-products include animal feeds.

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MGP Ingredients is headquartered in Atchison, Kan., and also has production facilities in Pekin, Ill., Kansas City, Kan. and Onaga, Kan..  Additional information about the company may be accessed through its website at www.mgpingredients.com.

About the Roth Capital Partners 18th Annual Growth Stock Conference

This conference will feature presentations from over 250 small-cap companies across a broad spectrum of sectors, such as technology, healthcare, financial services and consumer products.  A concentrated, two-day program will allow institutional investors to meet the executives from a select group of companies that have been hand picked by the Roth Capital Partners research team

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